EXHIBIT 99.44

CUSIP No.   171871502

TRADING DATA

Reporting Person	Date of Transaction	No. of Shares (Common Stock)	Price Per Share $	Where/How Effected
AF V US BD Holdings, L.P.	4/21/2020	31,415.00	14.67	Open Market/Broker
ASSF IV AIV B Holdings III, L.P.	4/21/2020	18,536.00	14.67	Open Market/Broker
Ares Credit Hedge Fund LP	4/21/2020	49.00	14.67	Open Market/Broker
AF V US BD Holdings, L.P.	4/21/2020	157,073.00	14.63	Open Market/Broker
ASSF IV AIV B Holdings III, L.P.	4/21/2020	92,682.00	14.63	Open Market/Broker
Ares Credit Hedge Fund LP	4/21/2020	245.00	14.63	Open Market/Broker
AF V US BD Holdings, L.P.	4/22/2020	157,073.00	14.60	Open Market/Broker
ASSF IV AIV B Holdings III, L.P.	4/22/2020	92,682.00	14.60	Open Market/Broker
Ares Credit Hedge Fund LP	4/22/2020	245.00	14.60	Open Market/Broker